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                                                                      EXHIBIT 99

                                                          [ON logo appears here]

         Everett Tackett, APR                      Rudy Garcia
         Director Public Relations                 Director Investor Relations
         ON Semiconductor                          ON Semiconductor
         (602) 244-4534                            (602) 244-3437
         everett.tackett@onsemi.com                rudy.garcia@onsemi.com

                      INDUSTRY TITAN JOINS ON SEMICONDUCTOR

    Syrus Madavi brings extensive analog, mixed-signal and power-management expertise to the company's board

PHOENIX, ARIZ. - APRIL 2, 2002 - As part of its continuing drive to expand its leadership position in the delivery of advanced power- and data-management semiconductors, ON Semiconductor (Nasdaq: ONNN) today announced that it has appointed Syrus Madavi as executive chairman and chairman of the board.

   Madavi has more than 25 years experience in the semiconductor industry and has been a driving force for the continued innovation of advanced analog, mixed-signal and power-management semiconductor products.

   Prior to his appointment as ON Semiconductor's executive chairman and chairman of the board, Madavi was senior vice president of the High-Performance Analog (HPA) Business at Texas Instruments. Madavi was the chairman, president and CEO of Burr-Brown when Texas Instruments acquired the Tucson-based semiconductor company for $7.6 billion in August 2000.

     During his impressive career, Madavi held senior-level positions at Raytheon Semiconductor in Mountain View, Calif.; Honeywell Semiconductor in Colorado Springs, Colo.; and Analog Devices in Norwood, Mass.

     "ON Semiconductor has a unique set of technologies, infrastructure and talent," Madavi said. "I'm looking forward to working together with the company and its board to maximize the potential of this great enterprise."

     As chairman of the board, Madavi succeeds Dr. Curtis J. Crawford, who will remain a member of the ON Semiconductor board. Crawford was the first chairman of the company's board and has served the company in that position for more than two years.

     "Syrus brings a wealth of analog and power-management experience to our company," said Steve


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Hanson, ON Semiconductor president and CEO. "As we continue to make progress in these markets, we're looking forward to working with Syrus as the company enters the next stage of its evolution and growth."

   Madavi received his master's in computer science and bachelor's in electrical engineering from Stevens Institute of Technology. He earned his MBA in finance from the University of California at Los Angeles.

ABOUT ON SEMICONDUCTOR

  ON Semiconductor (Nasdaq: ONNN) offers an extensive portfolio of power- and data-management semiconductors that address the design needs of today's sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor's Web site at http://www.onsemi.com.

                                      # # #

ON Semiconductor and the ON Semiconductor logo are trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.



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